JNL Investors Series Trust 485BPOS

Exhibit 99.28(m)(1)(v)

Amendment to

JNL Investors Series Trust

Amended and Restated Distribution Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (the “Trust”) to its Distribution Plan (the “Plan”).

Whereas, the Plan was adopted on July 1, 2017, as amended, by the Trust on behalf of the funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Trustees of the Trust (the “Board”) has approved, and the Trust has agreed to amend the Plan for the following changes, effective May 1, 2023:

-	To amend Schedule A to change the name of the existing share class for the JNL Government Money Market Fund (from “Institutional” Class to Class “I”); and

-	To amend Schedule A to add a new share class (Class “SL”) for the JNL Government Money Market Fund.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated May 1, 2023, attached hereto.

2)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust has caused this Amendment to be executed and effective as of May 1, 2023.

JNL Investors Series Trust

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A

Dated May 1, 2023

Funds	Class(es)	Maximum 12b-1 Fee[1]
JNL Government Money Market Fund	Class I Class SL	None None
JNL Securities Lending Collateral Fund	Institutional Class	None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1